Exhibit 8.1

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Mandalay Digital Group, Inc. 2811 Cahuenga Bouelvard West Los Angeles, California 90068	London Los Angeles Madrid	Tokyo Washington, D.C.

Re:	Agreement and Plan of Merger, dated as November 13, 2014

Ladies and Gentlemen:

We have acted as special counsel to Digital Turbine, Inc. (formerly known as Mandalay Digital Group, Inc.), a Delaware corporation (“Parent”), in connection with the proposed merger of DTM Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Parent, with and into Appia, Inc., a Delaware corporation (“Company”), with the Company surviving as a direct wholly-owned subsidiary of Parent (the “Merger”) pursuant to the Agreement and Plan of Merger dated as of November 13, 2014, by and among Parent, Merger Sub, Company, and Shareholder Representative Services LLC (the “Merger Agreement”). This opinion is being delivered in connection with the declaration of effectiveness by the Securities and Exchange Commission of the Registration Statement on Form S-4 (File No. 333-2000695) (as amended through the date hereof, the “Registration Statement”) of Parent, including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) forming a part thereof, relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Proxy Statement/Prospectus, (iii) the respective tax representation letters of Parent and Merger Sub and of Company, each dated as of January 27, 2015 and delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

January 27, 2015

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Proxy Statement/Prospectus; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, the Proxy Statement/Prospectus and the Officer’s Certificates, the statements of law and legal conclusions contained under the caption “Material U.S. Federal Income Tax Consequences,” regarding the material U.S. federal income tax consequences of the Merger constitute the opinion of Latham & Watkins LLP.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax

January 27, 2015

consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, the Registration Statement and the Proxy Statement/Prospectus, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered only to you, and is solely for your use in connection with the Parent’s filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder

Very truly yours,

/s/ Latham & Watkins LLP